February 7, 2025

Yoav Zeif
Chief Executive Officer
STRATASYS LTD.
7665 Commerce Way
Eden Prairie, Minnesota 55344

       Re: STRATASYS LTD.
           Form 20-F for the fiscal year ended December 31, 2023
           File No. 001-35751
Dear Yoav Zeif:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Technology